Exhibit 10.1

SHAREHOLDERS’ AGREEMENT

dated                     , 2021

by and between

David Allemann
###

(hereinafter referred to as “DA”)

and

Olivier Bernhard
###

(hereinafter referred to as “OB”)

and

Caspar Coppetti
###

(hereinafter referred to as “CC”,
and together with DA and OB as the “Founders”)

and

Martin Hoffmann
###

(hereinafter referred to as “MH”)

and

Marc Maurer
###

(hereinafter referred to as “MM”,
and together with MH as the “Co-CEOs”)

(DA, OB, CC, MH and MM together the “Parties” or the “Extended Founder Team”, and each a “Party” or a “Member of the Extended Founder Team”)

and for the purpose of Art. 6.6, Art. 7.6 and Art. 11.5 of this Agreement:

On Holding AG
Pfingstweidstrasse 106, 8005 Zurich

(hereinafter referred to as the “Company”)

relating

to the shares

in the Company, held by the Parties

Table of Contents

1. Definitions	6

2. Scope, Objective and General Undertakings	10

2.1. Scope	10

2.2. Objective	10

2.3. General Undertakings	10

3. Articles, Organizational Regulations and Other Regulations	11

4. Shareholders’ Pool and Pool Meetings	11

5. Exercise of Voting Rights at Shareholders’ Meetings	13

5.1. General	13

5.2. Specific Matters	13

6. Board and Elections	14

6.1. General	14

6.2. Election of Board Members	14

6.3. Election of the Co-Chairmen	16

6.4. Vacancies	16

6.5. Advisory Role	16

6.6. No Claims	16

7. Disposal of Shares	16

7.1. Restrictions on Transfers and Encumbrances	16

7.2. Permitted Transfers	17

7.3. Individual Sunset Events	17

7.4. Consequences of an Individual Sunset Event	18

7.5. Rights of First Refusal	18

7.6. Conversion of Class B Shares and subsequent Listing of the Class A Shares	19

8. General Sunset Event	20

8.1. General Sunset Event	20

8.2. Consequences of a General Sunset Event	20

9. Term and Termination	21

9.1. Coming into Effect	21

9.2. Term and Termination	21

9.3. Long Stop Date	22

9.4. Effect of Termination	22

10. Liquidated Damages	22

11. General Provisions	23

11.1. Nature of Rights and Obligations	23

11.2. Non-Competition/Non-Solicitation	23

11.3. Notice	24

11.4. Entire Agreement	25

11.5. Amendments and Waivers	25

11.6. No Assignment	25

11.7. Severability	25

11.8. Binding on Successors	25

12. Governing Law and Dispute Resolution	26

12.1. Governing Law	26

12.2. Mediation	26

12.3. Arbitration	26

Table of Annexes

Number of Annex	Name of Annex

6.2(a)	Sell-Downs of the Extended Founder Teams
7.2(b)	Deed of Adherence
7.4(c)	Listing of New Class A Shares

WHEREAS

(A)

The Company is a corporation (Aktiengesellschaft) organized under the laws of Switzerland, with registered office at Pfingstweidstrasse 106, 8005 Zurich, Switzerland, and company number CHE-137.374.435.

(B)

Upon completion of the Company’s initial public offering and listing of its shares on the NYSE (the “IPO”), the Company is expected to have a share capital of approximately CHF [●], divided into [●] Class A Shares and [●] Class B Shares (each as defined below); and

a.	DA is expected to hold approximately [●] Class A Shares and [●] Class B Shares ([●] % of the Company’s issued share capital and [●] % of the voting rights);

b.	OB is expected to hold approximately [●] Class A Shares and [●] Class B Shares ([●] % of the Company’s issued share capital and [●] % of the voting rights);

c.	CC is expected to hold approximately [●] Class A Shares and [●] Class B Shares ([●] % of the Company’s issued share capital and [●] % of the voting rights);

d.	MH is expected to hold approximately [●] Class A Shares and [●] Class B Shares ([●] % of the Company’s issued share capital and [●] % of the voting rights); and

e.	MM is expected to hold approximately [●] Class A Shares and [●] Class B Shares ([●] % of the Company’s issued share capital and [●] % of the voting rights).

Thus, upon completion of the IPO, the aggregate shareholdings of the Parties are expected to amount to approximately [●] % of the Company’s issued share capital and approximately [●] % of the voting rights.

(C)

The Parties intend to enter into this shareholders’ agreement (the “Agreement”) to govern their rights and obligations as Shareholders and/or as Members of the Extended Founder Team (each as defined below), as applicable, all in accordance with the objective of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement shall have the following meaning:

Affiliate shall mean, with respect to a Person, any Business Association that (i) is under Control of such Person, (ii) is under Control of the same Person as such Person, or (iii) has Control over such Person; Affiliated shall be construed accordingly.

AGM shall mean any annual general meeting of Shareholders of the Company.

Agreement shall have the meaning given to it in Recital C.

Annual Pool Meeting shall have the meaning set forth in Art. 4(c).

Articles shall mean the articles of association of the Company, as amended from time to time.

Board shall mean the board of directors of the Company.

Board Member shall mean any member of the Board.

Business Association shall mean any corporation, company, association, foundation or other incorporated legal entity (juristische Person) or any general or limited partnership or other non-incorporated organization (Rechtsgemeinschaft) doing business.

Candidate shall mean any candidates for election on the Board, as Co-Chairmen or as member of the Nomination and Compensation Committee nominated in accordance with Art. 6.

CC shall have the meaning set forth on the cover page.

CHF shall mean Swiss Francs.

Chairman shall mean the chairman of the Board.

Class A Shares shall mean the registered common shares of the Company with a nominal value of CHF 0.10 each, as well as any and all future securities having the same nominal value, rights, preferences and privileges as such shares.

Class B Shares shall mean the registered shares of the Company with a nominal value of CHF 0.01 each (voting right shares), as well as any and all future securities having the same nominal value, rights, preferences and privileges as such shares.

CO shall mean the Swiss Code of Obligations.

Co-CEO and Co-CEOs shall have the meanings set forth on the cover page.

Co-Chairman and Co-Chairmen shall have the meanings set forth in Art. 6.3(a).

Company shall have the meaning set forth on the cover page.

Control shall be deemed to exist if a Person, alone or jointly with another Person, directly or indirectly, (i) owns more than half of the voting rights of a Business Association, or (ii) is otherwise able to direct the business affairs of a Business Association by virtue of any legal or factual circumstances; Controlled shall be construed accordingly.

DA shall have the meaning set forth on the cover page.

EGM shall mean any extraordinary general meeting of Shareholders of the Company.

Eligibility Requirements shall have the meaning set forth in Art. 6.1(b).

Executive Committee shall mean executive committee as contemplated by the Articles and the Organizational Regulations.

Extended Founder Team shall have the meaning set forth on the cover page.

Extended Founder Team’s Exercise Period shall have the meaning set forth in Art. 7.5(b).

Founders shall have the meaning set forth on the cover page.

Group shall mean the Company and all its Affiliates.

Individual Sunset Event shall have the meaning set forth in Art. 7.3.

IPO shall have the meaning set forth in Recital B.

Long Stop Date shall have the meaning set forth in Art. 9.3.

Management shall mean the management body of the Company as further described in the Organizational Regulations.

Members of the Extended Founder Team shall have the meaning set forth on the cover page.

MH shall have the meaning set forth on the cover page.

MM shall have the meaning set forth on the cover page.

Nomination and Compensation Committee shall mean the nomination and compensation committee of the Board as contemplated by the Articles and the Organizational Regulations.

Notified Shareholder shall have the meaning set forth in Art. 7.5(a).

NYSE shall mean the New York Stock Exchange, being the stock exchange on which the Class A Shares are expected to be traded upon completion of the IPO.

OB shall have the meaning set forth on the cover page.

Offer Terms shall have the meaning set forth in Art. 7.5(a).

Offered Shares shall have the meaning set forth in Art. 7.5(a).

Organizational Regulations shall mean the organizational regulations, including any committee charters, of the Company, as amended from time to time.

Party and Parties shall have the meanings set forth on the cover page.

Permitted Transfer shall have the meaning set forth in Art. 7.2.

Person shall mean any individual person (natürliche Person), any corporation, company, association, foundation or other incorporated legal entity (juristische Person), any general or limited partnership or other non-incorporated organization (Rechtsgemeinschaft) doing business, or any state, governmental or other authoritative administration, entity or body.

Pool Chair shall have the meaning set forth in Art. 4(b).

Pool Meeting shall have the meaning set forth in Art. 4(a).

Pool Shares shall have the meaning set forth in Art. 2.1(b).

Prospective Purchaser shall have the meaning set forth in Art. 7.5(a).

Relevant Imprisonment shall have the meaning set forth in Art. 6.2(b)(i)

ROFR Notice shall have the meaning set forth in Art. 7.5(a).

Sale Agreement shall have the meaning set forth in Art. 7.5(a).

Selling Shareholder shall have the meaning set forth in Art. 7.5(a).

Shareholder shall mean any holder of equity securities (Beteiligungspapiere) in the Company.

Shareholders’ Meeting shall mean any AGM or EGM.

Shares shall mean the Class A Shares and the Class B Shares, as well as any other shares of any class or nominal value and other equity securities (Beteiligungspapiere) in the Company having voting rights.

Simple Majority shall have the meaning set forth in Art. 4(m).

Trading Day shall mean any day on which securities are traded on the NYSE according to its trading calendar.

2.	SCOPE, OBJECTIVE AND GENERAL UNDERTAKINGS

2.1.	Scope

(a)

This Agreement shall govern the relationship between the Parties in their capacities as direct or indirect Shareholders and/or as Board Members, and/or as Co-CEOs, and/or as Members of the Executive Committee, as applicable.

(b)	This Agreement shall bind the Parties with respect to the Shares that they hold directly or indirectly from time to time (all such Shares collectively the “Pool Shares”).

2.2.	Objective

The objective of this Agreement is for the Parties to form a stable pool of anchor Shareholders with a view to enable the Company to create sustainable long-term value for its Shareholders.

2.3.	General Undertakings

(a)

Each Party undertakes in its function as direct or indirect Shareholder and, as applicable, as Board Member, Co-CEO, or member of the Executive Committee to exercise his voting rights and other Shareholder’s rights and, as applicable, his powers and voting rights as a Board Member or a member of a Board committee, as Co-CEO, or as a member of the Executive Committee, such as to take, and to cause any of its representatives on the Board to take, all such actions as are legally permissible and reasonably necessary or appropriate to implement the objective of this Agreement and to ensure that the provisions of this Agreement are complied with.

(b)

If the Board fails to put a matter on the agenda of, or make a motion to, a Shareholders’ Meeting in accordance with a resolution of a Pool Meeting, the Parties undertake to exercise their rights as Shareholders to implement such resolution by calling an EGM, requesting an agenda item, making a shareholder motion or otherwise, as may be required, and to cast their votes at such Shareholders’ Meeting in favor of the respective resolutions and in accordance with the respective resolution of the Pool Meeting.

(c)

The Parties undertake not to enter into any separate arrangements or agreements with other Shareholders or with third-parties, which would contradict any provisions of this Agreement or which may adversely affect the rights of the Parties hereunder.

3.	ARTICLES, ORGANIZATIONAL REGULATIONS AND OTHER REGULATIONS

In the event of any conflict or discrepancies between the provisions of this Agreement and the Articles, the Organizational Regulations or any other constitutive, organizational or governing documents of the Company, the provisions of this Agreement shall prevail to the extent such conflicts or discrepancies pertain to matters among the Parties.

4.	SHAREHOLDERS’ POOL AND POOL MEETINGS

(a)

The Parties shall form a shareholders’ pool, and shall take decisions in meetings as provided in this Art. 4 (any such meeting a “Pool Meeting”) on all matters, falling in the competence of the Shareholders’ Meetings.

(b)

The Parties shall appoint one of the Founders as chairperson of the Pool Meetings (the “Pool Chair”). The initial Pool Chair shall be OB. Should the Pool Chair be unable to exercise his functions, his functions shall be assumed by any Party or representative of a Party as resolved by Parties representing a simple majority of all voting rights pertaining to the Pool Shares present or represented in the Pool Meeting.

(c)

An annual Pool Meeting (the “Annual Pool Meeting”) shall be held annually, after the meeting of the Nomination and Compensation Committee preceding the Board meeting in which the Board is scheduled to approve the agenda and motions for the next AGM and at least five calendar days prior to such Board meeting.

(d)	The Pool Chair shall pre-announce the date of the Annual Pool Meeting with at least 40 calendar days’ notice by letter or e-mail to the addresses of the Parties set forth in Art. 11.3(a).

(e)

The Pool Chair shall call the Annual Pool Meeting with at least 20 calendar days’ notice by letter or e-mail to the addresses of the Parties set forth in Art. 11.3(a). The agenda of the Annual Pool Meeting shall include:

(i)	the proposal of Candidates for election to the Board, as Co-Chairmen, as member of the Nomination and Compensation Committee, or as Co-CEOs as required under Art. 6;

(ii)	any matters on which the upcoming AGM will likely have to decide; and

(iii)	any other matters requested by a Party.

(f)

The Annual Pool Meeting shall be held in Zurich or at any other location agreed by the Parties or via telephone or video conference or similar communication technology so that all persons so participating and attending such Pool Meeting in person can hear and be heard by all others so participating and attending. Other Pool Meetings shall be held via telephone or video conference or similar communication technology so that all persons so participating and attending such Pool Meeting in person can hear and be heard by all others so participating and attending, if agreed by the Parties, in person at a location agreed by the Parties.

(g)

Further, Pool Meetings shall be called by or on behalf of the Pool Chair by indicating the agenda items, immediately after the agenda items and Board motions relating to an EGM become known, by letter or e-mail with at least seven calendar days’ notice.

(h)

The Pool Chair may call other Pool Meetings, if required at any time, or upon request of a Party, by indicating the items and the proposals by letter or e-mail with at least seven calendar days’ notice, in urgent cases, the invitation period can be reduced to one calendar day.

(i)

The request of the Party and the invitation of the Pool Chair shall be delivered by letter or e-mail to the addresses of the Parties set forth in Art. 11.3(a). In case the items and/or proposals of a Party relate to Board motions set forth in an invitation to an EGM, the Pool Meeting shall take place no later than five calendar days after the Party’s request but in any event no later than immediately prior to the respective EGM.

(j)

Each Party may demand agenda items to be placed on the agenda of a Pool Meeting. The relevant request must be submitted by letter or e-mail to the addresses of the Parties set forth in Art. 11.3(a) and to the Pool Chair at least five calendar days before the Pool Meeting; in urgent cases, this request period can be reduced to one calendar day.

(k)

If no Party request an oral deliberation, resolutions of a Pool Meeting may also be passed in writing (e-mail consent or any other form demonstrable via text being sufficient), whereby all Pool Shares are deemed represented and the written resolutions shall be passed with the quorum described below.

(l)

A Pool Meeting shall have a quorum if a majority of heads of the Members of the Extended Founder Team is represented. If the meeting is not quorate, the Pool Chair shall immediately convene a second meeting to take place within two Trading Days, but in any event no later than immediately prior to the respective Shareholders’ Meeting, which shall be quorate irrespective of the number of Members of the Extended Founder Team represented. Any Party who is unable to attend a Pool Meeting in person shall have the right to attend by telephone or video conference or similar communication technology so that all persons so participating and attending such Pool Meeting in person can hear and be heard by all others so participating and attending. In addition, any Party may have itself represented at a Pool Meeting by another Party or by any third-party, provided that such third-party shall be subject to confidentiality and shall not be Affiliated with a competitor of the Company and the Group.

(m)

The Pool Meeting shall pass its resolutions with (i) at least 50 % or more of heads of the Members of the Extended Founder Team (i.e. per capita (Kopfstimmprinzip), meaning by at least 3 of 5; 2 of 4; 2 of 3; or 1 of 2 Members of the Extended Founder Team), plus (ii) a simple majority of such voting rights pertaining to the Pool Shares represented in the Pool Meeting (the quorum of (i) plus (ii) hereinafter the “Simple Majority”). No Party shall have a casting vote.

(n)

Resolutions may only be passed on motions concerning agenda items, which have been duly announced within at least five calendar days before the Pool Meeting or, in urgent cases, within one calendar day prior to the Pool Meeting. The agenda cannot be changed or amended in the course of a Pool Meeting, unless all Parties are represented and agree to such change or amendment, in which cases resolutions may also be passed on motions concerning agenda items not announced.

(o)	All resolutions of Pool Meetings shall be properly recorded in minutes, which shall be signed by the acting Pool Chair and the secretary.

5.	EXERCISE OF VOTING RIGHTS AT SHAREHOLDERS’ MEETINGS

5.1.	General

(a)

The Parties undertake to exercise their voting rights at the Shareholders’ Meetings in accordance with the provision of this Agreement and the resolutions passed at the Pool Meeting preceding the respective Shareholders’ Meeting.

(b)

In particular, if a Pool Meeting has resolved with a Simple Majority to exercise the voting rights in the Pool Shares in a specific way, the Parties shall vote at the Shareholders’ Meeting with all Pool Shares on such matter in accordance with the resolutions of such preceding Pool Meeting, the provisions on the Specific Matters being reserved.

(c)

If no Simple Majority on a specific matter has been reached in the Pool Meeting, at the Shareholders’ Meeting the Parties shall vote with all Pool Shares (i) for the motions of the Board regarding such matter, as set forth in the invitation to the Shareholders’ Meeting, or (ii) if a motion is requested by a Shareholder, according to the recommendation of the Board.

5.2.	Specific Matters

The following exceptions to the general voting rules described in Art. 5.1 shall apply:

(i)	all Parties undertake to always vote with all Pool Shares for a motion of the Board (or for a motion of a Party, respectively) regarding the conversion of Class B Shares in Class A Shares;

(ii)

regarding any motions on elections or de-selections, respectively, of a Member of the Extended Founder Team, if a Pool Meeting has resolved with a Simple Majority to elect or de-select such Member of the Extended Founder Team, the Parties shall vote at the Shareholders’ Meeting with all Pool Shares on such matter in accordance with the resolutions of the Pool Meeting, however, if no Simple Majority has been reached in the preceding Pool Meeting, the Parties shall be free to vote their Pool Shares at the Shareholders’ Meeting. It being understood, however, that the Parties shall always vote for the election of a Founder as a Board Member in accordance with Art. 6.2.

6.	BOARD AND ELECTIONS

6.1.	General

(a)

The Parties agree that (i) each Founder shall be entitled to a Board seat, and the Parties undertake to vote for each Founder to be elected or re-elected (as applicable) as Board Member as further described in Art. 6.2, and (ii) the holders of Class A Shares shall, in accordance with applicable law, be entitled to a Board seat.

(b)	Candidates may only be selected in accordance with this Art. 6 and elected by the Parties at the Shareholders’ Meetings if they satisfy the following requirements (the “Eligibility Requirements”):

(i)

the Candidate has no material conflict of interest with the Company and/or the Group (for the avoidance of doubt, being a Party or Affiliated with a Party shall not be deemed to give rise to such conflict of interest); and

(ii)

the Candidate has no material reputational issues (e.g. prior criminal convictions within five years prior to his or her nomination) and has not been in willful or grossly negligent breach of his or her fiduciary duties as a Board Member or has otherwise engaged in egregious behavior or gross misconduct that would make him or her appear unfit for the position of a Board Member.

The Founders are deemed to satisfy the Eligibility Requirements as of the date hereof.

(c)

Without prejudice to the Parties’ rights and obligations under this Art. 6, any Party shall be free to propose Candidates to the Nomination and Compensation Committee. It shall do so no later than 30 calendar days prior to the Annual Pool Meeting and shall inform the other Parties accordingly.

(d)

The Parties shall use commercially reasonable best efforts to cause the Nomination and Compensation Committee to meet not more than 20 and not less than 10 calendar days before the Annual Pool Meeting, to duly consider the proposals of Candidates made by the Parties, and to inform the Parties of its recommendations to the Board without delay after its meeting.

(e)

If a Party opposes the selection of an individual as Candidate, because it believes that such individual does not satisfy the Eligibility Requirements, such Party shall notify the other Parties thereof in writing (e-mail being sufficient) no later than seven calendar days prior to the Annual Pool Meeting, stating the reasons for such Party’s opposition. Upon receipt of such notification, the Parties shall use commercially reasonable best efforts to resolve the matter.

6.2.	Election of Board Members

(a)

As long as his individual sell-down of Class B Shares since the date immediately following the IPO does not exceed 35% (i.e. the Founder’s total number of Class B Shares shall never fall below the respective threshold set forth in Annex 6.2(a)), each Founder shall, subject to

Art. 6.2(b), be entitled to a Board seat and the Parties agree to vote for the election or re-election (as applicable) of each Founder as Board Member at any time during the term of this Agreement. If a Founder is no longer entitled to be elected as Board Member in accordance with the above mentioned rule, he is entitled to be engaged in another role as executive or paid executive advisory role in accordance with Art. 6.6. It being understood that such Founder may still be elected or re-elected (as applicable) as Board Member.

(b)

If a Founder stands for re-election, the Parties shall vote for his selection at the Pool Meeting unless one of the following events has occurred and the majority of the other Members of the Extended Founder Teams request the concerned Founder to step down from his function as Board Member:

(i)

the Founder is legally binding sentenced (rechtskräftig verurteilt) to prison for a committed crime for a period of more than three years or a specific crime as listed in the Agreement (the “Relevant Imprisonment”);

(ii)

one of the following important reasons (wichtiger Grund) has occurred and reaches the intensity of Art. 337 CO, i.e. the Company would be entitled to terminate the employment agreement of a respective Founder, namely: (A) the Founder is in good health and has refused to perform any services during a consecutive period of six months; or (B) the Founder has verifiably demanded and accepted bribes intended to provide a third party with advantages at the expenses of the Company.

6.3.	Election of the Co-Chairmen

(a)

Subject to Art.6.3(b), (c) and (d), the Pool Meeting shall, with a Simple Majority, propose two of the Founders for election as co-chairmen of the Board (the “Co-Chairmen”, each a “Co-Chairman”). Initially, DA and CC shall be elected as Co-Chairmen.

(b)

Subject to Art. 6.3(c), DA and CC shall have the right to be elected or re-elected (as applicable) as Co-Chairman (if both DA and CC exercise such right) or as sole Chairman (if only DA or CC exercises such right) at any time during the term of this Agreement.

(c)

If a Founder stands for re-election as Co-Chairman or Chairman, as applicable, he shall be deemed to be selected by the Pool Meeting unless one of the events listed in Art. 6.2(b) has occurred and the majority of the other Members of the Extended Founder Teams request the concerned Founder to step down from his function as Board Member.

(d)

If no Founder stands for re-election as Co-Chairman or Chairman, as applicable, the Pool Meeting shall propose one Candidate to the Nomination and Compensation Committee for election by the Shareholders’ Meeting as Chairman, unless the Pool Meeting decides by Simple Majority to propose two Candidates for election as Co-Chairmen.

6.4.	Vacancies

The procedures set out in Art. 6.2 shall apply mutatis mutandis in case of vacancies on the Board.

6.5.	Advisory Role

(a)

If a Member of the Extended Founder Team no longer acts as a member of the Executive Committee (e.g. due to de-selection or to a termination of the employment agreement), the Company shall offer to such Member of the Extended Founder Team a timely unlimited agreement for an appropriate advisory role within the Company or any Group company. If the respective Member of the Extended Founder Team accepts such role and signs the advisory agreement, he shall continue to be bound by this Agreement. Otherwise, if he refuses the advisory role, such refusal shall be deemed being an Individual Sunset Event in accordance with Art. 7.3.

(b)

If MH and/or MM do not act as Co-CEO or senior executive at the Company anymore, the Parties undertake to exercise their Shareholders’ rights and/or Board Members’ rights in a way to secure an observer seat on the Board to each of them, provided that their individual sell-down of Class B Shares since the date immediately following the IPO does not exceed 35% (i.e. MH’s or MM’s total number of Class B Shares, respectively, shall never fall below the respective threshold set forth in Annex 6.2(a)).

6.6.	No Claims

No Party shall, and the Parties shall use reasonable best efforts to ensure that the Company will not, make any claim against any Party in connection with his mandate, as appropriate, as a Board Member, Co-Chairman, Co-CEO, member of the Executive Committee and/or member of another board committee, except in case of willful misconduct or gross negligence. For the avoidance of doubts nothing in this article shall be construed to constitute an undertaking of a Party to hold the Company and/or any Board Member, Co-Chairman, Co-CEO, member of the Executive Committee and/or member of another board committee harmless from any such claims.

7.	DISPOSAL OF SHARES

7.1.	Restrictions on Transfers and Encumbrances

(a)

No Party shall, directly or indirectly, offer, sell, transfer, convey or otherwise dispose of, or solicit any offers to purchase or otherwise acquire, any of its Class B Shares or any rights associated therewith unless in case of a Permitted Transfer (Art. 7.2) or otherwise in accordance with this Agreement.

(b)	Except as set forth in Art. 7.1(d), no Party shall grant any option or other rights in all or any of its Class B Shares.

(c)	Each Party undertakes to ensure that in case of divorce, his spouse has no entitlement that any Class B Shares are being transferred to her.

(d)

If a Party wishes to create any security interest over all or any of its Shares, in the form of a pledge, lien, encumbrance, charge or otherwise (provided that the voting rights attached to such Shares remain with such Party until any enforcement event), it shall notify the other Parties, prior to the perfection of such security interest, of the name of its beneficiary and the number of Shares that will be subject thereto. If such security interest concerns any Class B Shares held by a Party, such Party undertakes to ensure that the relevant security interest agreement acknowledges this Agreement and, the right of first refusal of the other Members of Extended Founder Team in case of any enforcement event, and the fact that the Class B Shares have to be mandatorily converted into Class A Shares in the event of an enforcement event, in which the other Members of the Extended Founder Team do not (fully) exercise their right of first refusal.

7.2.	Permitted Transfers

The following sales and transfers of all or part of the Class B Shares directly or indirectly held by a Party shall be permitted transfers (the “Permitted Transfer”):

(a)	a transfer or a sale to another Party to this Agreement, provided that the pro rata rights of first refusal of the other Parties described in Art. 7.5 are complied with; and

(b)

a transfer to a foundation or trust for the benefit of a spouse or relative in line of ascent or descent or siblings, provided that such foundation or trust is controlled and represented by the transferring or selling Party and each transferee previously accedes to this Agreement by executing a deed of adherence in the form as set forth in Annex 7.2(b).

7.3.	Individual Sunset Events

The following events qualify as an “Individual Sunset Event”:

(a)

a Party’s individual sell-down of Class B Shares since the date immediately following the IPO which exceeds 35% (i.e. the Party’s total number of Class B Shares shall never fall below the respective threshold set forth in Annex 6.2(a));

(b)

the permanent incapacity (i.e. an incapacity of 12 or more consecutive months) of a Member of the Extended Founder Team to exercise its function as Board Member, Co-CEO or other active executive role (including an advisory role) within the Company, it being understood, however, that a temporarily inability to act (Handlungsunfähigkeit) of a Member of the Extended Founder Team does not lead to an Individual Sunset Event. During a temporarily inability to act, such Member of the Extended Founder Team can be represented by his legal representative at respective Pool Meetings and Shareholders’ Meetings. Further, for the avoidance of doubts, it is agreed that a full or partial physical disability (volle oder teilweise körperliche Behinderung) is not tantamount to an Individual Sunset Event;

(c)	the death of a Party; or

(d)

a Party’s legally binding conviction (rechtskräftige Verurteilung) for fraud (Betrug), theft (Diebstahl), misappropriation (Veruntreuung), and/or criminal mismanagement (ungetreue Geschäftsführung) against the Company and/or any of its Affiliates.

7.4.	Consequences of an Individual Sunset Event

If an Individual Sunset Event occurs, the following process shall be applicable:

(a)

in a first step, the Class B Shares held by the Party concerned by an Individual Sunset Event shall be offered to the remaining Members of the Extended Founder Team in accordance with their pro rata right of first refusal set forth in Art. 7.5;

(b)

in a second step, if the remaining Members of the Extended Founder Team do not (fully) exercise their pro rata right of first refusal set forth in Art. 7.5 below, the remaining Class B Shares held by the Party concerned by an Individual Sunset Event shall be subject to the mandatory conversion into Class A Shares as described in Art. 7.6 below;

(c)

finally, in a third step, the converted Class A Shares shall be listed on the NYSE as further described in Annex 7.4(c), and the Parties undertake to take all actions and steps, and/or to support all actions and steps to be taken by the Company to implement such listing.

7.5.	Rights of First Refusal

(a)

(A) If a party intends to voluntarily dispose of its Class B shares; or (B) if a Party (the “Selling Shareholder”) receives a bona fide offer from a third-party (the “Prospective Purchaser”) to acquire all or a part of the Selling Shareholder’s Class B Shares (the “Offered Shares”); or (C) if the Selling Shareholder and the Prospective Purchaser have already entered into an agreement relating to the sale and transfer of the Offered Shares (the “Sale Agreement”, which, however, must include a condition precedent to the effect that such sale and transfer may only be consummated if the Selling Shareholder is permitted to sell the Offered Shares under this Agreement, in particular that the Offered Shares are converted into Class A Shares prior to such sale and transfer); or (D) if an Individual Sunset Event occurs, affecting the Selling Shareholder, then the Selling Shareholder shall give notice thereof (the “ROFR Notice”) to the other Members of the Extended Founder Team (the “Notified Shareholders”) as well as to the Co-Chairmen. In case of an Individual Sunset Event according to Art. 7.3(b) and 7.3(c), the ROFR Notice shall be given by the legal successors of the Selling Shareholder or its legal representative. Such ROFR Notice shall (i) state the name and address of the Prospective Purchaser, and (ii) include the price and other main terms and conditions for the Offered Shares as offered by the Prospective Purchaser (the “Offer Terms”). In case of a voluntary disposal of Class B Shares or an Individual Sunset Event, the Selling Shareholder may at its own discretion choose, whether the compensation for the Offered Shares shall consists (i) in Class A Shares, whereby the conversion shall be effectuated through a 1:10 exchange against Class B Shares (1 Class A Share = 10 Class B Shares), or (ii) in a cash payment based on the stock market price of the Class A Shares (exchange rate on the date of the ROFR), or (iii) in a combination of (i) and (ii).

(b)

Upon receipt of the ROFR Notice, each of the Notified Shareholders has the right, by giving written notice to the Selling Shareholder, with a copy to the Co-Chairmen, until 10 calendar days prior to the Annual Pool Meeting, preceding the AGM, in which the conversion of the Offered Shares into Class A Shares is to be put as an agenda item (the “Extended Founder Team’s Exercise Period”), to indicate the number of Offered Shares (but not more than the aggregate number of Offered Shares) that such Notified Shareholder is willing to purchase on the terms and conditions stated in the ROFR Notice.

(c)	If the Notified Shareholders wish to purchase a greater number of Shares in the aggregate than there are Offered Shares,

(i)

each Notified Shareholder shall be allocated Offered Shares in proportion to its voting rights at the time of receipt of the ROFR Notice or, if lower, the number of Shares such Notified Shareholder has stated to be willing to purchase; and

(ii)	any acceptances by Notified Shareholders in excess of their pro rata shareholdings at the time of receipt of the ROFR Notice shall be reduced on a linear basis.

(d)

Any costs and fees which might be incurred in connection with the exercise of the right of first refusal shall be split between the Selling Shareholders and the accepting Notified Shareholders (50:50).

(e)

If not all Offered Shares are purchased by the Notified Shareholders in accordance with this Art. 7.5, the Party, who wants to dispose of its Class B Shares, may request to have its Class B Shares converted into Class A Shares according to Art 7.6 and subsequently listed on the NYSE as further described in Annex 7.4(c), and the Parties undertake to take all actions and steps, and/or to support all actions or steps to be taken by the Company to implement such listing.

7.6.	Conversion of Class B Shares and subsequent Listing of the Class A Shares

(a)	Class B Shares may only be converted into Class A Shares at an AGM, as follows:

(i)

if a Party intends to dispose of its Class B Shares and therefore sends a ROFR Notice to the other Parties and the Co-Chairmen, the Parties and the Co-Chairmen shall ensure that the conversion of the concerned Class B Shares into Class A Shares shall be put as an agenda item on the agenda of the Annual Pool Meeting and the next AGM (to the extent that none of the other Parties has notified in writing, that it will exercise its right of first refusal with regard to the Offered Shares within the Extended Founder Team’s Exercise Period), and the Members of the Extended Founder Team undertake to approve such conversion at the Annual Pool Meeting and the AGM; and

(ii)

if Class B Shares are to be converted into Class A Shares following an Individual Sunset Event (and to the extent that none of the other Parties has notified in writing, that it will exercise its right of first refusal with regard to the Offered Shares within the Extended Founder Team’s Exercise Period), or a General Sunset Event, the concerned Party shall be granted a period of grace between 13 and 24 months, i.e. (A) the conversion of the concerned Class B Shares into Class A Shares shall be put as an agenda item on the agenda of the Annual Pool Meeting and the AGM the earliest 13 months (but no later than 24 months) following the occurrence of such Individual Sunset Event or General Sunset Event; (B) the Board shall propose to the AGM to approve the conversion; and (C) the Members of the Extended Founder Team undertake to approve such conversion at the Annual Pool Meeting and the AGM; and

(iii)

following the conversion of the Class B Shares into Class A Shares as described above, such new Class A Shares shall be listed on the NYSE as further described in Annex 7.4(c), and the Parties undertake to take all actions and steps, and/or to support all actions and steps to be taken by the Company to implement such listing.

(b)

The Company undertakes to take all necessary actions and steps to implement the conversion of the Class B Shares into Class A Shares and the subsequent listing of the new Class A Shares according to the steps described in paragraph (a) above. Any costs related with the listing of the Class A Shares shall be borne by the Company.

(c)

If the AGM does not approve the conversion from Class B Shares into Class A Shares, the Party that has requested such a conversion, following a ROFR Notice, and that has approved such conversion at the respective AGM, shall be free to sell its Class B Shares to any third party.

8.	GENERAL SUNSET EVENT

8.1.	General Sunset Event

The following events shall qualify as “General Sunset Event”:

(a)

the Parties’ aggregate sell-down of Class B Shares since the date immediately following the IPO exceeds 35% (i.e. the Parties’ total number of Class B Shares shall never fall below the respective threshold set forth in Annex 6.2(a)); or

(b)	less than two Members of the Extended Founder Team continue to hold Class B Shares.

8.2.	Consequences of a General Sunset Event

In the event of a General Sunset Event the remaining Class B Shares shall be converted into Class A Shares and listed in accordance with the procedure set forth in Art. 7.6 and upon such conversion and listing this Agreement shall be automatically terminated.

9.	TERM AND TERMINATION

9.1.	Coming into Effect

This Agreement shall take immediate effect, except its Art. 4 through 8, which shall take effect as per the start of trading of the Class A Shares on the NYSE.

9.2.	Term and Termination

(a)

This Agreement is entered into for an initial fixed period ending twenty years from its effective date. Thereafter, this Agreement shall continue to be in effect for successive periods of five years unless terminated by any Party upon twelve months’ prior written notice to all other Parties on the last day of the initial fixed term or the relevant five-year period. Any termination by a Party shall only be effective with respect to the respective Party and shall be without prejudice to the continued binding effect of this Agreement for all other Parties.

(b)	Contrary to Art. 545 CO, this Agreement shall not be terminated, but shall continue to be in effect:

(i)

in case of death of a Party, provided that in such event, the heir(s) shall become a Party or Parties to this Agreement (einfache Nachfolgeklausel), and shall, hence, execute a deed of adherence hereto in the form as set forth in Annex 7.2(b); and

(ii)

in case of bankruptcy of a Party, if a Party is placed under guardianship or if the liquidating interest of a Party is subject to an execution sale, in which cases the rights of such Party may be exercised by a legal representative to the extent provided by applicable law, provided that, if a continuation of the Agreement with the Party affected by such events (represented by a legal representative, as the case may be) is not permitted under applicable law, the Agreement shall be continued among the remaining Parties.

(c)

If one of the Parties has disposed of all of its Shares in accordance with the provisions of this Agreement, then, upon completion of such disposal, this Agreement shall terminate automatically with respect to such Party, and such Party shall no longer be a party to this Agreement, but this Agreement shall be continued among the remaining Parties.

(d)

Each Party has the right to terminate this Agreement with respect to itself by serving a six months’ prior written notice and a ROFR Notice to the other Parties and the Co-Chairmen, such termination, however, becoming only effective upon the sale or conversion of all Class B Shares in accordance with the provision in Art. 7.5 and 7.6, respectively (such Art. 7.5 and 7.6 being applicable mutatis mutandis). In the event of a termination pursuant this Art. 9.2(d), this Agreement shall be continued among the remaining Parties.

9.3.	Long Stop Date

(a)	If the IPO has not been completed until June 30, 2024 (the “Long Stop Date”), the Parties undertake to:

(i)	immediately, but no later than 20 days following the Long Stop Date, request that an EGM is held and to put an agenda item at the AGM to convert the Class B Shares into Class A Shares;

(ii)	at the EGM, vote all of their Shares in favor of such conversion and take all such other action as necessary or helpful in order to implement the conversion.

(b)	Upon the conversion of all Class B Shares into Class A Shares, following the Long Stop Date, this Agreement will be automatically terminated.

9.4.	Effect of Termination

(a)

The termination of this Agreement with respect to all or some Parties shall not affect such Parties’ obligations and liabilities, which have come into existence prior to the effective date of termination.

(b)

Notwithstanding the termination of this Agreement, the Parties shall keep all manufacturing or trade secrets including customer base, technical, organizational and financial information and all other information directly or indirectly related to the business of the Company or to the business of any customer of the Company confidential and shall refrain from disclosing it or using it in any way for their own benefit or for the benefit of any person other than the Company.

10.	LIQUIDATED DAMAGES

(a)

Each Party, who does not comply with the voting requirements set forth in Art. 5, Art. 6.2(a), Art. 6.3(c), or with the non-competition/non-solicitation obligation set forth in Art. 11.2 below shall pay liquidated damages (Konventionalstrafe) to each of the non-defaulting Party in the aggregate amount of CHF 1 million for each violation (i.e. the entitlement of each non-defaulting Party shall be pro rata to the relevant non-defaulting Party’s shareholdings in the Company).

(b)

Notwithstanding the payment of the liquidated damages, the defaulting Party (i) shall be liable to each non-defaulting Party for any losses and damages incurred by such non-defaulting Parties in excess of their entitlement to the amount of CHF 1 million as set forth in the preceding paragraph (which entitlement shall be pro rata to the relevant non-defaulting Party’s shareholdings in the Company), and (ii) shall continue to be bound by the terms of the violated provision, for which each non-defaulting Party may continue to seek specific enforcement and/or such other injunctive relief as may be granted by any court or arbitral tribunal of any competent jurisdiction.

11.	GENERAL PROVISIONS

11.1.	Nature of Rights and Obligations

(a)

Except as specifically provided otherwise in this Agreement, the rights and obligations of the Parties hereunder shall be several and not joint. Each Party may exercise and enforce its rights hereunder individually in accordance with this Agreement, and the non-performance by a Party shall not relieve a Party from performing its obligations under this Agreement, nor shall the other Party be liable for the non-performance by the defaulting Party.

(b)

With the exception of Art. 6.6; Art. 7.6 and Art. 11.5, which shall confer directly enforceable rights and obligations to the Company, no person other than the Parties hereto shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer on any Person other than the Parties any rights, benefits or remedies.

(c)

The Parties agree that they do not form a simple partnership in the sense of Art. 530 et seqq. CO and waive the application of such provisions to the extent possible. In particular, no Party shall have the right to act on behalf or in the name of another Party.

11.2.	Non-Competition/Non-Solicitation

(a)	Each Party undertakes for the entire term of this Agreement and for a period of one year after termination of this Agreement that without the prior written consent of the Pool Meeting he will not:

(i)	directly or indirectly engage in any way in any business which is competitive with the Company’s and/or the Group’s business; or

(ii)	use directly or indirectly any knowledge acquired as Shareholder and/or Member of the Extended Founder Team for an activity competing with the Company’s and/or the Group’s business; or

(iii)

on his/her own behalf or for any other person or company directly or indirectly offer employment to or procure employment for any management employee of the Company and/or the Group or solicit or induce any management employee of the Company to leave his/her employment with the Company and/or the Group.

(b)	Any continuing breach of this non-competition and non-solicitation clause of one month shall be deemed to be a new violation with a new liquidated damages according to Art. 10 as consequence.

11.3.	Notice

(a)

Unless expressly otherwise provided in this Agreement, all notices or other communications to be given under or in connection with this Agreement shall be made by e-mail (PDF scan) to the e-mail addresses set out below:

if to DA:	David Allemann
###
###

if to OB:	Olivier Bernhard
###
###

if to CC:	Caspar Coppetti
###
###

if to MH:	Martin Hoffmann
###
###

if to MM:	Marc Maurer
###
###

If to the Company:	On Holding AG
Attn. Legal Department
Pfingstweidstrasse 106, 8005 Zürich
###

if to the Co-Chairmen:	to the attention of the responsible Co- Chairmen at the address of the Company at Pfingstweidstrasse 106, 8005 Zurich, Switzerland, and to such e-mail address as communicated by such acting Co-Chairmen, as the case may be, to the Parties. If, however, DA and CC act as Co-Chairmen, the notices or other communications shall be delivered to them directly to the addresses set forth above.

(b)

Any notices and communications given under this Agreement, except such notices given under Art. 4, shall, in addition to the requirements under Art. 11.3(a), be delivered to the respective recipient by hand or sent (postage prepaid) by registered, certified or express mail (return receipt requested) or overnight courier to be dispatched concurrently with the notification pursuant to Art. 11.3(a).

(c)	In the event of a change in the address, or e-mail address of a Party or the Chairman or the Co-Chairmen or the person authorized for the receipt, such Party or the Chairman or the Co-Chairmen,

as applicable, shall notify the other Parties and the Chairman or the Co-Chairmen, as applicable, thereof in accordance with Art. 11.3(a), upon which the new address information shall be applicable.

11.4.	Entire Agreement

This Agreement, including the Annexes and all other written agreements and arrangements between the Parties, which are expressed to be supplemental to this Agreement, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof. This Agreement supersedes all previous agreements or arrangements, negotiations, discussions, correspondence, undertakings and communications, whether oral or in writing, express or implied.

11.5.	Amendments and Waivers

This Agreement may only be modified or amended (i) by a document signed by all Parties, or (ii) with regard to Art. 6.6; Art. 7.6 and this Art. 11.5 by a document signed by all Parties and the Company. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision. A waiver by any of the Parties is effective only with respect to such Party.

11.6.	No Assignment

Unless explicitly set forth herein, neither Party shall assign this Agreement or any of its rights or obligations hereunder to any third-party without the prior written consent of the other Parties. Any attempted assignment in violation of this Art. 11.6 shall be void.

11.7.	Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason, such provision shall, if possible, be amended rather than be void in order to achieve a result, which corresponds to the maximum extent possible to the intention of the Parties. The nullity or amendment of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement. For the avoidance of doubts, this Art. 11.7 is not intended to modify or abrogate the authority of the competent arbitral tribunal to replace an invalid provision of this Agreement in accordance with Swiss law.

11.8.	Binding on Successors

All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and legal representatives.

12.	GOVERNING LAW AND DISPUTE RESOLUTION

12.1.	Governing Law

This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles.

12.2.	Mediation

Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be submitted to mediation in accordance with the Swiss Rules of Mediation of the Swiss Arbitration Center in force on the date when the request for mediation was submitted in accordance with such Swiss Rules of Mediation. The seat of the mediation shall be in Zurich, Switzerland. The mediation shall be conducted in German.

12.3.	Arbitration

Any dispute, controversy or claim arising out, in connection with or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be finally resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Center in force on the date on which the Notice of Arbitration is submitted in accordance with such rules. The number of arbitrators shall be three. The place of the arbitration shall be in Zurich. The arbitral proceedings shall be conducted in German, provided, however, that any written evidence may be submitted in English or German language.

* * * * *

[Signatures on the following page]

Signatures of all Parties:

David Allemann

Olivier Bernhard

Caspar Coppetti

Martin Hoffmann

Marc Maurer

On Holding AG:

Name:	Name:
Title:	Title:

ANNEX 6.2(a)

Sell-Downs of the Extended Founder Teams

Member of the Extended Founder Team	Number of Class B Shares at the date of the Agreement	35% Sell-Down Triggering the Individual Sunset Event (number of shares)	35% Sell Down Triggering the General Sunset Event (number of shares)
David Allemann
Olivier Bernhard
Caspar Coppetti
Martin Hoffmann
Marc Maurer

Annex 7.2(b)

Form of Deed of Adherence

Whereas, certain shareholders of On Holding AG, Zurich, Switzerland (the “Company”) have entered into a shareholders’ agreement dated [•] (the “Shareholders’ Agreement”), enclosed hereto and constituting an integral part of it;

Whereas, the undersigned [Name], [Address] (the “New Shareholder”) wishes or intends to acquire shares in the Company in accordance with Article 7.2 or 7.4 of the Shareholders’ Agreement;

Whereas, Article 7.6 of the Shareholders’ Agreement provides for such case that the transferee of such shares shall adhere to the Shareholders’ Agreement prior to acquiring any shares.

Now, therefore, the New Shareholder covenants as follows:

1.	The New Shareholder confirms that it has received and read a copy of the Shareholders’ Agreement, and

2.	herewith irrevocably and unconditionally accedes as a party to the Shareholders’ Agreement and undertakes any and all right and obligations determined in the Shareholders Agreement.

This Deed shall be governed by and construed in accordance with Swiss substantive law.

The jurisdiction clause contained in the Shareholders’ Agreement shall also govern any dispute arising out or related to this Deed.

Executed as a deed on the date written above.

Name:

Appendix 1: Shareholders’ Agreement